Exhibit 99.1

NEWS RELEASE
Fargo Electronics, Inc. 6533 Flying Cloud Drive Eden Prairie, Minnesota 55344 USA
FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
April 26, 2005	Paul Stephenson 952-941-9470, ext. 142 E-mail: Paul.Stephenson@fargo.com

Fargo Electronics, Inc. Reports Strong First Quarter 2005 Sales and Earnings

Minneapolis, MN (April 26, 2005) – Fargo Electronics, Inc. (NASDAQ: FRGO) today announced strong growth in net sales, net income and earnings per share for the first quarter ended March 31, 2005.  Net sales for the quarter were $18,657,000, an increase of 20% over the $15,554,000 reported in the first quarter of 2004.  Net income for the quarter was $2,149,000, or $0.17 per diluted share, representing an increase of 51% over the $1,427,000, or $0.11 per diluted share reported last year.  Earnings per share exceeded previously announced forecasts.

“Fargo’s performance during the quarter exceeded our expectations and represents an excellent start to the year,” commented Gary Holland, Fargo’s president and chief executive officer.  “The efforts to accelerate the company’s revenue growth that we first communicated last year have resulted in three consecutive quarters with revenue growth of 15% or greater over the prior year comparable quarter.  Performance in the first quarter was strong on both equipment and supplies.  Equipment sales totaled $6,671,000, an increase of 23% over last year, while supplies revenue increased 18% to $11,986,000.  These efforts have also resulted in increased profitability and cash flow.”

“Looking forward,” continued Holland, “we intend to continue executing on our strategy to build the world’s most secure card identity systems, linking secure printer/encoders with secure materials and secure software.  We believe this strategy, which is focused on helping organizations worldwide reduce vulnerabilities by improving the security of their identity credentials, will result in long-term growth.”

Gross profit margins for the quarter were 42.6% and benefited from unit mix, the mix of sales between equipment and supplies, and cost improvements.  Operating expenses increased 12% to $4,923,000 from $4,379,000 a year ago, primarily due to higher sales and marketing expenses and increased professional fees.  Operating income for the quarter was $3,021,000, or 16% of sales, compared to $2,142,000, or 14% of sales.  Income tax expense for the quarter was favorably affected by the recognition of approximately $70,000 in credits related to a prior year that was settled during the first quarter of 2005.

Cash generated from operations for the quarter was $3,863,000 compared to $1,542,000 in the first quarter of 2004.  As a result, the company increased its cash position at March 31, 2005 to $27,039,000.

— more

Outlook

Fargo presently anticipates that earnings per diluted share for the second quarter of fiscal 2005 will be in the range of $0.13 to $0.17.  This estimate assumes that supplies sales will represent a lower proportion of total sales than in the first quarter and, as a result, the gross margin percentage will be lower than in the first quarter.  The estimate also assumes that operating expenses, primarily related to marketing and legal expenses, will be higher than in the first quarter.

Forward-looking Statements

Statements made in this release concerning the company’s expectations about future results or events are “forward-looking statements”. Such statements are subject to the safe harbor created by the Private Securities Reform Act of 1995, and are necessarily subject to risks and uncertainties. Actual results may differ materially from those reflected in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and are subject to the risks and uncertainties inherent in general industry and market conditions, general domestic and international economic conditions, and other factors. These risks and uncertainties include: product acceptance and customer demand for Fargo’s card personalization systems and proprietary supplies; actions taken and alternative products marketed by Fargo’s competitors; supplier relationships, including reliance on sole and single-source suppliers; manufacturing or design defects that we may discover after shipment; lack of inventories of component parts or finished goods; our focus on the identification card personalization market; continuing technological changes in our industry; our dependence on a distribution network and the reaction of this network to changes in distribution programs; domestic and international regulations and standards; our dependence on international sales; material changes in orders placed by large end users; challenges in effectively managing growth; our dependence on technologies we do not own; complex design and manufacturing delays; protecting and enforcing intellectual property rights; inadequate protection against infringement claims; adverse economic and business conditions, including conditions resulting from the terrorist attack on the U.S. on September 11, 2001 and the resulting hostilities and the war with Iraq. For more detail, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

About Fargo

Founded in 1974, Fargo Electronics is a global leader in the development of secure technologies for identity card issuance systems, including secure card printer/encoders, materials and software. The company has sold more than 100,000 systems in the US and over 80 other countries worldwide. Fargo card issuance systems reduce vulnerabilities and potential for loss of time, money and lives by continually improving the security of identity credentials. Fargo provides physical, information, and transaction security for a wide variety of applications and industries, including government, corporate, national IDs, drivers’ licenses, universities, schools and membership. Based in Minneapolis, Minn., Fargo markets its products through a global distribution network of professional security integrators. For more information about Fargo, visit www.fargo.com.

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FARGO ELECTRONICS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$27,039	$23,435
Accounts receivable, net	8,590	9,702
Inventories, net	5,909	6,219
Prepaid expenses	500	271
Deferred income taxes	3,259	3,259

Total current assets	45,297	42,886

Equipment and leasehold improvements, net	2,546	2,026

Deferred income taxes	16,298	16,966
Other	25	27

Total assets	$64,166	$61,905

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,497	$6,018
Accrued liabilities	3,202	2,806

Total current liabilities	8,699	8,824

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.01 par value; 50,000 shares authorized, 12,636 and 12,603 shares issued and outstanding at March 31, 2005, and December 31, 2004, respectively	126	126
Additional paid-in capital	150,540	150,303
Accumulated deficit	(95,199)	(97,348)

Total stockholders’ equity	55,467	53,081

Total liabilities and stockholders’ equity	$64,166	$61,905

FARGO ELECTRONICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net sales	$18,657	$15,554

Cost of sales	10,713	9,033

Gross profit	7,944	6,521

Operating expenses:
Research and development	1,253	1,286
Selling, general and administrative	3,670	3,093

Total operating expenses	4,923	4,379

Operating income	3,021	2,142

Other income (expense):
Interest, net	122	21
Other, net	(8)	0

Total other income	114	21

Income before provision for income taxes	3,135	2,163

Provision for income taxes	986	736

Net income	$2,149	$1,427

Net income per common share:
Basic earnings per share	$0.17	$0.11
Diluted earnings per share	$0.17	$0.11

Weighted average common shares outstanding:
Basic	12,615	12,472
Diluted	12,971	12,836

FARGO ELECTRONICS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Cash flows from operating activities:
Net income	$2,149	$1,427
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	247	242
Provision for doubtful accounts	92	20
Loss on disposal of equipment	8	—
Deferred income taxes	668	634
Tax benefit recognized for stock options	—	16
Changes in operating assets and liabilities
Accounts receivable	1,112	(1,703)
Inventories	218	124
Prepaid expenses and other assets	(229)	(200)
Accounts payable	(798)	1,288
Accrued liabilities	396	(306)

Net cash provided by operating activities	3,863	1,542

Cash flows from investing activities:
Purchases of equipment and leasehold improvements	(496)	(248)

Net cash used in investing activities	(496)	(248)

Cash flows from financing activities:
Proceeds from issuance of common stock	237	164

Net cash provided by financing activities	237	164

Net increase in cash and cash equivalents	3,604	1,458

Cash and cash equivalents, beginning of period	23,435	13,445

Cash and cash equivalents, end of period	$27,039	$14,903

Significant noncash financing and investing activities Purchase of equipment included in accounts payable	$277	$62

FARGO ELECTRONICS, INC.
SUPPLEMENTAL SALES INFORMATION
(In thousands)
(Unaudited)

Sales by Product Category

	Three Months Ended March 31,
	2005	2004
Equipment	$6,671	$5,432
Supplies	11,986	10,122

Total Sales	$18,657	$15,554

Sales by Geographic Region

	Three Months Ended March 31,
	2005	2004
U.S.	$10,927	$8,177
International	7,730	7,377

Total Sales	$18,657	$15,554